POWER OF ATTORNEY

The undersigned, a director or officer of Key Technology, Inc., hereby appoints David M. Camp and Gordon Wicher, or either of them, as my attorney-in-fact for purposes of executing on my behalf any and all Form 3s, Form 4s, or Form 5s with the Securities and Exchange Commission that may be required from time to time, and in doing so may rely upon information concerning my beneficial ownership of the Common Stock of Key Technology, Inc. which I have supplied by written documentation or by telephonic instructions to members of Key Technology’s executive management staff.

This Power of Attorney may be revoked at any time, but until revoked is intended to remain in effect for so long as I continue to serve as a director or officer of Key Technology, Inc.

EXECUTED this 15th day of May, 2007.

Signed:   /s/ Michael L. Shannon
   Michael L. Shannon